Exhibit 99.1

From: A Message from Jeff Clarke

To: All team members

Date: Feb 6, 2023

Title: Preparing for the road ahead

Team,

One of the things that differentiates us in our industry is the culture we’ve built over the last 38 years. More specifically, the grit and determination our team members demonstrate impresses me every day. It’s the hallmark of who we are, and what allows us to adapt to anything thrown at us.

I’ve shared a series of decisions we’ve made – including a pause on external hiring, limiting travel and reducing outside services spend – to help our company navigate the challenges of the global economic environment and uncertainty ahead. And, as we always do, we’ve continued assessing our business to ensure we’re set up to deliver the best innovation, value and service to our customers and partners.

What we know is market conditions continue to erode with an uncertain future. The steps we’ve taken to stay ahead of downturn impacts – which enabled several strong quarters in a row – are no longer enough. We now have to make additional decisions to prepare for the road ahead.

In the coming days and weeks, you’ll begin to see a series of changes – some resets – across the organization to better structure us for the future, to better collaborate, reduce complexity, increase speed and to accelerate innovation. They’ll help us focus on purpose-driven work and be in the best position to make the greatest difference for customers, Dell Technologies and each other. You’ll hear from your leader soon about any changes that may impact your team.

Some of these changes include:

•

Global Sales: Aligning Regional Sales and Dell Technologies Select (DTS) teams to provide additional consistency in how we work with customers and partners worldwide, collaborate and share best practices faster, all of which help us grow. With the regional leads and DTS rolling up to one leader, our support teams will align to a similar structure and streamline their functions.

•

Services: Integrating our support services into ISG and CSG to tighten the feedback loop between customers, support and our product teams. It also aligns accountability for the cost of services closer to the control points in engineering and product design. All this adds up to our ability to develop more integrated solutions more quickly.

•	ISG: ISG engineering has shifted teams and resources to the priority offerings that will best serve our customers’ and partners’ needs.

Bill Scannell and Doug Schmitt will share additional Sales and Services detail with their teams shortly.

Unfortunately, with changes like this, some members of our team will be leaving the company. There is no tougher decision, but one we had to make for our long-term health and success. Please know we’ll support those impacted as they transition to their next opportunities.

Remember, we’ve navigated economic downturns before and we’ve emerged stronger. We’ll prevail as we always do, for our customers, partners and each other. We’ll be more competitive, more focused and find a new level of operational performance. We will be ready when the market rebounds.

The opportunities ahead of us are immense. The amount of data continues to explode. Our innovation is powering progress across the globe. And our customers are turning to us as their trusted partner. I’ve never been more confident in our future and our team.

Jeff